Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment No.1 to Form S-4 of our report September 10, 2021, with respect to our audits of consolidated financial statements of Shenzhen Bowei Vision Technology Co., Ltd and Subsidiaries as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Shandong Haoxin Certified Public Accountants Co., Ltd.

We have served as the Company’s auditor since 2021.

Weifang, the People’s Republic of China

February 4, 2022